EXHIBIT 99.1

NEWS RELEASE

Contacts:

Investors:	Doug Pike, +1-713-309-4590
Media:	Susan Moore, +1-713-652-4645
Media:	Tom Clohesy, TMC Communications, LLC, +1-212-792-5673

LYONDELL COMPLETES ACQUISITION OF MILLENNIUM CHEMICALS

*	Creates North America’s third-largest independent, publicly traded chemical producer
*	2003 pro forma revenues of $11.4 billion
*	Two new directors appointed to Lyondell Board

HOUSTON (December 1, 2004) – Lyondell Chemical Company (NYSE:LYO) today announced that it has completed its acquisition of Millennium Chemicals Inc. Shareholders of both companies approved the proposed transaction in special meetings and the closing was effective after the close of New York Stock Exchange trading on November 30, 2004.

The transaction creates North America’s third-largest independent, publicly traded chemical company with consolidated pro forma 2003 revenues of $11.4 billion and current market capitalization of more than $6.5 billion. Based on chemical sales, Lyondell is now the world’s seventh-largest independent chemical company.

Millennium stock ceased trading at the close of business on November 30, 2004. Millennium stockholders became Lyondell stockholders when the transaction closed, and are receiving 0.95 of a Lyondell share for every Millennium share they hold. The new shares will be entitled to receive the same annual cash dividend as existing outstanding Lyondell shares, which currently is $0.90 per share, on dividends declared after the closing of the transaction.

Based on recent trading, the equity value of the transaction is approximately $1.6 billion plus approximately $1.1 billion of Millennium net debt.

The company will operate as Lyondell Chemical Company with headquarters in Houston, Texas. Lyondell now operates on five continents and employs approximately 10,000 people worldwide. With the completion of the transaction, both Millennium and Equistar Chemicals are now wholly owned subsidiaries of Lyondell. In the new organization, however, Lyondell, Equistar and Millennium each will remain separate legal entities and keep their separate debt structures.

Lyondell Completes Acquisition of Millennium Chemicals

December 1, 2004

Lyondell now has leading global positions in propylene oxide and derivatives, plus titanium dioxide (TiO2), as well as leading North American positions in ethylene, propylene, polyethylene, aromatics, acetic acid and vinyl acetate monomer.

“Lyondell has achieved the global depth and breadth necessary for long-term success in the global chemical industry,” said Dan F. Smith, president and CEO of Lyondell. “Operationally, Equistar has been an integrated part of the Lyondell enterprise since its inception. But now, because we will report consolidated earnings for three wholly owned businesses, the true size of the Lyondell enterprise will be more apparent.

“The transaction has been structured so that Lyondell investors, including those who previously were Millennium shareholders, maintain all the benefits of the cyclical upturn,” added Smith. “As the entities generate cash, our priority remains debt reduction.”

In conjunction with the transaction, the Lyondell Board of Directors appointed two additional members. Worley H. Clark, Jr. served as Chairman of the Board of Directors of Millennium beginning in 2003, and was president and CEO of Nalco Chemical Company from 1982 until his retirement in 1994. David J.P. Meachin served as a director of Millennium beginning October 1996, and has been Chairman and Chief Executive of Cross Border Enterprises, L.L.C., a private international merchant banking firm, since its formation in 1991.

As of December 1, former Millennium investors who now are Lyondell shareholders may reach Lyondell’s Investor Relations Department by calling 1-713-309-4590 and may obtain additional information through Lyondell’s Investor Relations website at www.lyondell.com.

Additional resources for the press, including downloadable photos and executive biographies, are available at www.lyondell.com/presskit.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a significant producer of gasoline blending components. The company has a 58.75 percent interest in LYONDELL-CITGO Refining LP, a refiner of heavy, high-sulfur crude oil. Lyondell is a global company operating on five continents and employs approximately 10,000 people worldwide.

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